Exhibit 99.2

ASSISTANT SECRETARY'S CERTIFICATE

The undersigned hereby certifies that he is the Assistant Secretary of Lazard Global Total Return and Income Fund, Inc., Lazard Retirement Series, Inc., Lazard World Dividend & Income Fund, Inc. and The Lazard Funds, Inc. (each, the “Fund”), each a Maryland corporation; that the following is a true and correct copy of the resolutions duly adopted by a vote at a meeting of the Board of Directors of each Fund (the “Board”) on August 4, 2009, at which meeting a quorum was at all times present and acting; that the passage of said resolutions by the Board, including a majority of the Directors who are not “interested persons,” as defined by the Investment Company Act of 1940, as amended (the “1940 Act”), of the Funds (the “Independent Directors”), was in all respects legal; and that said resolutions are in full force and effect:

RESOLVED, that, with respect to each Fund, it is the determination of the Board, including a majority of the Independent Directors, that the Fund's fidelity bond coverage (the “Bond”) written by Vigilant Insurance Company in the amount of $8,750,000, insuring the Fund and the other parties named as insured parties under the Bond (collectively with the Fund, the “Parties”) for covered acts or omissions of their respective officers and employees, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission (the “SEC”) under Section 17(g) of the 1940 Act, is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Fund's portfolio or portfolios, the number of other parties named as insured parties under the Bond, and the nature of the business activities of such other parties; and further

RESOLVED, that the Board, including a majority of the Independent Directors, hereby approves the payment by the Fund of the portion of the premium for coverage under the Bond, in the amount described at this meeting, having given due consideration to all relevant factors including, but not limited to, the number of other parties named as insured parties under the Bond, the nature of the business activities of such other parties, the amount of the Bond, the amount of the premium for the Bond, the ratable allocation of the premium among all the parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if each had provided and maintained a single insured bond; and further

RESOLVED, that each of the appropriate officers of the Fund be, and hereby is, authorized to take such actions as may be required to amend the Bond to include in the coverage new funds advised, sub-advised or administered by Lazard Asset Management LLC or its affiliates, as of the date each is declared effective by the SEC; and further

RESOLVED, that each of the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer be, and hereby is, designated as the officer responsible for making all filings with the SEC and giving all notices on behalf of the Fund with respect to the Bond required by paragraph (g) of Rule 17g-1 promulgated by the SEC under the 1940 Act.

The undersigned also hereby certifies that he is the Assistant Secretary of Lazard Alternative Strategies Fund, L.L.C. (the “Company”), a Delaware limited liability company; that the following is a true and correct copy of the resolutions duly adopted by a vote at a meeting of the Board of Managers of the Company on August 4, 2009, at which meeting a quorum was at all times present and acting; that the passage of said resolutions by the Board of Managers, including a majority of the Managers who are not “interested persons,” as defined by the 1940 Act, of the Company (the “Independent Managers”), was in all respects legal; and that said resolutions are in full force and effect:

RESOLVED, that the Managers, including all of the Independent Managers, hereby approve the renewal of the Bond for an additional annual period and hereby further determine, in accordance with the requirements of Rule 17g-1 under the 1940 Act, that the Bond, which provides joint fidelity coverage to The Lazard Funds, Inc., Lazard Retirement Series, Inc., Lazard Global Total Return and Income Fund, Inc., Lazard World Dividend & Income Fund, Inc. (together, the “Funds”) and the Company in the amount of $8,750,000, is reasonable in form and amount, after giving due consideration to all relevant factors, including the value of the aggregate assets of the Funds and the Company, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities that are or will be held in the portfolios of the Funds and the Company; and further

RESOLVED, that the Managers hereby: (i) authorize the Company to share in the payment of the premium of $33,000 applicable to the Bond in an amount that shall be based on the relative total assets of the Funds and the Company determined as of May 31, 2009; and (ii) determine that the portion of the premium to be paid by the Company is fair and reasonable, taking all relevant factors into consideration including, but not limited to, the number of the other parties named as insureds under the Bond, the nature of their businesses, the amount of the joint fidelity coverage and the amount of the premium for such bond, the ratable allocation of the premium among the parties, and the extent to which the share of the premium allocated to the Company is less than the premium the Company would have had to pay if it had maintained a separate fidelity bond; and further

RESOLVED, that the Managers hereby acknowledge that certain rights and responsibilities of the Funds and the Company with respect to the Bond and recoveries thereunder shall continue to be governed by the terms of the Joint Insured Fidelity Bond Agreement among the Funds and the Company; and further

RESOLVED, that Brian D. Simon is hereby designated as the person to make all filings with the SEC and to give all notices on behalf of the Company required by paragraph (g) of Rule 17g-1 under the 1940 Act; and further

RESOLVED, that in the event that the amount of the Bond is required in the future to be increased in order to satisfy the minimum bonding requirements of Rule 17g-1 under the 1940 Act, Brian D. Simon be, and hereby is, authorized to take such actions as may be necessary to increase the amount of the Bond coverage to comply with such requirements and to allocate the additional premium payable on the Bond among the Funds and the Company based on their relative total assets, determined as of the end of the last business day of the month preceding the effective date of the change in coverage.

Dated this 21st day of January, 2010

/s/ Brian D. Simon
Brian D. Simon